Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information presented below is derived from the historical consolidated financial statements of Asbury Automotive Group, Inc. (the "Company") and the historical combined financial statements of The Herb Chambers Companies (the "Herb Chambers Dealerships"), as adjusted, to give effect to the recently completed acquisition (the “Acquisition”) of substantially all of the assets, including real property and businesses of the Herb Chambers Dealerships (collectively, the "Businesses"), which includes 33 dealerships, 52 franchises and three collision centers, pursuant to the Asset Purchase Agreement (the “Asset Purchase Agreement”), executed on July 21, 2025.

The unaudited pro forma condensed financial information also reflects the drawdown of $298.4 million under the new vehicle floor plan facility in our 2023 Senior Credit Facility (the “New Vehicle Floor Plan Facility”), $300.0 million under the used vehicle floor plan facility in our 2023 Senior Credit Facility (the “Used Vehicle Floor Plan Facility”), $650.0 million under the Revolving Credit Facility, $546.5 million under a real estate term loan agreement (the "Real Estate Credit Agreement") and $46.3 million of cash on hand used to fund the purchase price, collectively referred to as the "Financing Adjustments."

All references to the “Combined Company” refer to the historical consolidated financial statements of the Company and the combined financial statements of the Herb Chambers Dealerships, after giving pro forma effect to the Acquisition, collectively referred to as the "Pro Forma Transaction."

The unaudited pro forma condensed combined financial information should be read in conjunction with the following financial statements:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the "SEC") on February 26, 2025;

•	the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2025 filed with the SEC on April 30, 2025;

•	the audited combined financial statements of The Herb Chambers Companies as of and for the year ended December 31, 2024, which are included in Exhibit 99.2 to this Current Report on Form 8-K; and

•	the unaudited combined financial statements of The Herb Chambers Companies as of and for the three months ended March 31, 2025, which are included in Exhibit 99.3 to this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under Accounting Standards Codification ("ASC") Topic 805, Business Combinations. The acquisition accounting is based on preliminary estimated valuation and other studies to the extent sufficient information is available. The Company will update its preliminary estimated valuation and finalize the acquisition accounting as soon as practicable within the required measurement period. These preliminary estimates are subject to change as the Company finalizes its valuation studies related to assets acquired and liabilities assumed, including identifiable intangible assets and fixed assets. These changes could have a material effect on the accompanying unaudited pro forma condensed combined financial information and the Combined Company's future results of operations and financial position.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information of the Combined Company.

ASBURY AUTOMOTIVE GROUP, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2025

(In millions)

	Asbury Automotive Group, Inc.	Herb Chambers Dealerships (Note 2)	Pro Forma Adjustments (Note 3)		Divestitures (Note 4)	Financing Adjustments (Note 5)		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$124.6	$93.4	$(93.4	)a	$145.0	$(46.3	)o	$223.3
Short-term investments	6.6	74.7	(74.7	)a	—	—		6.6
Contracts-in-transit, net	263.9	50.5	(50.5	)a	—	—		263.9
Accounts receivable, net	264.7	30.1	(30.1	)a	—	—		264.7
Inventories, net	1,822.4	405.5	0.6	b	(8.5)	—		2,220.0
Assets held for sale	409.9	—	—		(119.8)	—		290.1
Other current assets	355.1	55.0	(6.4	)a,f	(0.5)	—		403.2
Total current assets	3,247.1	709.1	(254.4)		16.2	(46.3)		3,671.8
INVESTMENTS	358.9	1.2	(1.2	)a	—	—		358.9
PROPERTY AND EQUIPMENT, net	2,475.1	21.1	608.1	c	(14.2)	—		3,090.1
OPERATING LEASE RIGHT-OF-USE-ASSETS	218.0	211.9	(184.2	)a,d	—	—		245.7
GOODWILL	1,976.2	31.6	255.2	a,e	(0.8)	—		2,262.2
INTANGIBLE FRANCHISE RIGHTS	1,816.9	—	463.2	e	(6.1)	—		2,274.0
OTHER LONG-TERM ASSETS	128.9	105.6	(105.6	)a	—	1.6	n,o	130.5
Total assets	$10,221.0	$1,080.5	$781.1		$(4.9)	$(44.7)		$12,033.2
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Floor plan notes payable—trade, net	$261.8	$114.5	$(114.5	)a	$—	$—		$261.8
Floor plan notes payable—non-trade, net	1,201.6	290.3	(290.3	)a	(12.5)	598.4	o	1,787.5
Current maturities of long-term debt	113.4	0.4	(0.4	)a	—	—		113.4
Current maturities of operating leases	27.3	42.2	(42.2	)a	—	—		27.3
Accounts payable and accrued liabilities	764.5	114.8	(66.0	)a,f	(3.3)	—		810.0
Deferred revenue—current	239.0	—	—		—	—		239.0
Total current liabilities	2,607.6	562.4	(513.5)		(15.8)	598.4		3,239.0
LONG-TERM DEBT	3,015.1	1.4	(1.4	)a	(41.9)	1,190.8	n,o	4,164.0
LONG-TERM LEASE LIABILITY	198.8	169.5	(141.8	)a,d	—	—		226.5
DEFERRED REVENUE	529.3	—	—		—	—		529.3
DEFERRED INCOME TAXES	185.2	—	—		—	—		185.2
OTHER LONG-TERM LIABILITIES	61.5	4.0	(4.0	)a,f	—	—		61.5
COMMITMENTS AND CONTINGENCIES
Total shareholders' equity	3,623.5	343.2	1,441.8		52.8	(1,833.9)		3,627.7
Total liabilities and shareholders' equity	$10,221.0	$1,080.5	$781.1		$(4.9)	$(44.7)		$12,033.2

ASBURY AUTOMOTIVE GROUP, INC.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Three Months Ended March 31, 2025

(In millions, except per share data)

	Asbury Automotive Group, Inc.	Herb Chambers Dealerships (Note 2)	Pro Forma Adjustments (Note 3)		Divestitures (Note 4)		Financing Adjustments (Note 5)		Pro Forma Combined
REVENUE:
New vehicle	$2,138.1	$409.5	(19.9	)a	$(33.8)		$—		$2,493.9
Used vehicle	1,235.8	240.8	(12.8	)a	(21.2)		—		1,442.6
Parts and service	587.6	110.2	(7.9	)a	(10.0)		—		679.9
Finance and insurance, net	187.0	30.0	(1.1	)a	(2.2)		—		213.7
TOTAL REVENUE	4,148.5	790.5	(41.8)		(67.2)		—		4,830.1
COST OF SALES:
New vehicle	1,995.0	371.9	(18.2	)a,b	(30.9)		—		2,317.8
Used vehicle	1,171.3	224.0	(12.8	)a	(20.4)		—		1,362.1
Parts and service	244.9	61.2	(3.3	)a	(5.4)		—		297.4
Finance and insurance	13.1	—	—		—		—		13.1
TOTAL COST OF SALES	3,424.3	657.1	(34.4)		(56.7)		—		3,990.4
GROSS PROFIT	724.2	133.4	(7.4)		(10.4)		—		839.7
OPERATING EXPENSES:
Selling, general, and administrative	456.4	115.9	(22.3	)a,d	(7.4)		—		542.6
Depreciation and amortization	19.2	1.9	4.3	a,c	(0.1)		—		25.3
Asset impairments	14.3	—	—		—		—		14.3
INCOME FROM OPERATIONS	234.3	15.5	10.6		(2.9)		—		257.5
OTHER EXPENSES (INCOME):
Floor plan interest expense	20.7	4.8	(4.8	)a,i	(0.3)		8.7	j,k,n	29.1
Other interest expense, net	42.3	—	—		(0.1)		18.7	l,m,n	60.9
Gain on dealership divestitures, net	(4.1)	—	—		—		—		(4.1)
Total other expenses (income), net	58.9	4.8	(4.8)		(0.3)		27.4		85.9
INCOME BEFORE INCOME TAXES	175.4	10.7	15.4		(2.6)		(27.4)		171.6
Income tax expense (benefit)	43.3	3.5	3.2	h	(0.7	)h	(7.0	)h	42.3
NET INCOME	$132.1	$7.2	$12.2		$(1.9)		$(20.4)		$129.3
EARNINGS PER SHARE:
Net income—Basic	$6.73								$6.60
Net income—Diluted	$6.71								$6.56

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	19.6								19.6
Performance share units	0.1								0.1
Diluted	19.7								19.7

ASBURY AUTOMOTIVE GROUP, INC.

Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2024

(In millions, except per share data)

(Unaudited)

	Asbury Automotive Group, Inc.	Herb Chambers Dealerships (Note 2)	Pro Forma Adjustments (Note 3)		Divestitures (Note 4)		Financing Adjustments (Note 5)		Pro Forma Combined
REVENUE:
New vehicle	$8,849.7	$1,695.0	$(146.1	)a	$(140.9)		$—		$10,257.7
Used vehicle	5,218.2	954.6	(74.0	)a	(80.3)		—		6,018.5
Parts and service	2,354.7	441.7	(39.9	)a	(38.8)		—		2,717.7
Finance and insurance, net	766.0	128.1	(14.8	)a	(7.9)		—		871.4
TOTAL REVENUE	17,188.6	3,219.4	(274.8)		(267.8)		—		19,865.3
COST OF SALES:
New vehicle	8,209.3	1,519.5	(133.1	)a,b	(128.3)		—		9,467.4
Used vehicle	4,972.7	882.2	(70.1	)a	(77.4)		—		5,707.4
Parts and service	1,003.5	244.6	(18.7	)a	(21.0)		—		1,208.4
Finance and insurance	54.4	—	—		—		—		54.4
TOTAL COST OF SALES	14,240.0	2,646.3	(221.8)		(226.7)		—		16,437.6
GROSS PROFIT	2,948.6	573.2	(53.0)		(41.1)		—		3,427.7
OPERATING EXPENSES:
Selling, general, and administrative	1,888.5	487.5	(95.2	)a,d,g	(29.6)		—		2,251.2
Depreciation and amortization	75.0	8.3	16.7	a,c	(0.5)		—		99.5
Asset impairments	149.5	—	—		—		—		149.5
INCOME FROM OPERATIONS	835.6	77.4	25.5		(11.0)		—		927.5
OTHER EXPENSES (INCOME):
Floor plan interest expense	89.9	22.5	(22.5	)a,i	(1.3)		34.8	j,k,n	123.4
Other interest expense, net	179.1	—	—		(0.3)		74.7	l,m,n	253.5
Gain on dealership divestitures, net	(8.6)	(13.2)	13.2	a	—		—		(8.6)
Total other expenses (income), net	260.3	9.3	(9.3)		(1.6)		109.5		368.3
INCOME BEFORE INCOME TAXES	575.3	68.1	34.8		(9.5)		(109.5)		559.2
Income tax expense (benefit)	145.0	8.9	17.4	h	(2.4	)h	(28.0	)h	140.9
NET INCOME	$430.3	$59.1	$17.5		$(7.1)		$(81.5)		$418.3
EARNINGS PER SHARE:
Net income—Basic	$21.58								$21.02
Net income—Diluted	$21.50								$20.92

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	19.9								19.9
Performance share units	0.1								0.1
Diluted	20.0								20.0

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined information depicts the accounting for the Acquisition ("Pro Forma Adjustments"), along with the Acquisition financing ("Financing Adjustments") and present reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur ("Management's Adjustments"). In addition, the unaudited pro forma condensed combined information depicts the divestiture of two Lexus dealerships and two General Motors dealerships (the "Divestitures") due to manufacturer requirements upon the consummation of the Acquisition. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary to assist in understanding the Combined Company.

The acquisition of the Herb Chambers Dealerships is accounted for as a business combination using the acquisition method of accounting under ASC Topic 805, Business Combinations. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with any excess purchase price allocated to goodwill. To date, the Company has estimated a preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on available information, and will complete the allocation of such purchase price as further information becomes available. The final purchase price allocation may differ from that reflected in the unaudited pro forma condensed combined financial information and these differences may be material.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2024 and the three months ended March 31, 2025 assume that the Acquisition and the related financing, along with the Divestitures, occurred on January 1, 2024.

The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2025 assumes that the Transaction and the related financing, along with the Divestitures, occurred on March 31, 2025.

Additionally, the assets, liabilities and financial results of Herb Chambers I-93, Inc., and Herb Chambers Route 9, Inc. have also been excluded from the pro forma financial information since they were excluded from the Acquisition.

Management of the Company is currently in the process of conducting a more detailed review of accounting policies used in the historical financial statements of the Herb Chambers Dealerships to determine if differences in accounting policies require any reclassification to conform to the Company’s accounting policies and classifications. As a result, we may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

The pro forma adjustments reported in these financial statements are based upon available information and certain assumptions that the Company’s management believe are reasonable. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of what the results of operations or financial condition would have been had the Pro Forma Transaction actually occurred on the date indicated, nor is it meant to be indicative of future results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not reflect the realization of any expected cost savings or other synergies from the Acquisition. See the accompanying Note 6, Management's Adjustments, for details on expected cost savings. The unaudited pro forma condensed combined financial information of the Combined Company should be read in conjunction with the audited and unaudited historical financial statements and related notes of the Company and the Herb Chambers Dealerships for the year ended December 31, 2024 and the three months ended March 31, 2025.

2. Reclassifications

The following reclassification adjustments were made to conform the presentation of the Herb Chambers Dealerships financial information to the Company’s presentation:

Presentation in Herb Chambers Dealerships Combined Statements of Operations and Comprehensive Income	Presentation in Unaudited Pro Forma Condensed Combined Statements of Income	Three Months Ended March 31, 2025	Year Ended December 31, 2024

		(Dollars in millions)
Operating expenses	Floor plan interest expense	$4.8	$22.5
Operating expenses	Depreciation and amortization	1.9	8.3
Operating expenses	Income tax expense (benefit)	3.5	8.9
Operating expenses	Selling, general, and administrative	115.9	468.5
Investment income, net	Revenue—Finance and insurance, net	0.1	4.9
Gain on sale of franchise	Gain on dealership divestitures, net	—	13.2
Settlement expense	Selling, general, and administrative	—	11.8
Other income, net	Revenue—New vehicle	3.5	16.5
Other income, net	Revenue—Used vehicle	0.5	1.6
Other income, net	Selling, general, and administrative	0.1	(4.7)

Presentation in Herb Chambers Dealerships Combined Balance Sheet	Presentation in Unaudited Pro Forma Condensed Combined Balance Sheet	As of March 31, 2025
		(Dollars in millions)
Accounts receivable, net	Contracts-in-transit, net	$50.5
Due from related parties	Other current assets	0.6
Prepaid taxes and expenses	Other current assets	1.5
Inventories, net	Other current assets	52.9
Investment in partnerships	Investments	1.2
Due from owner	Other long-term assets	105.3
Current portion of finance lease liability	Current maturities of long-term debt	0.4
Floor plan notes payable	Accounts payable and accrued liabilities	51.5
Floor plan notes payable	Floor plan notes payable—trade, net	114.5
Floor plan notes payable	Floor plan notes payable—non-trade, net	290.3
Insurance loss fund	Other long-term liabilities	4.0
Finance lease liability, net of current portion	Long-term debt	1.4

3. Pro Forma Adjustments

The pro forma adjustments set forth in the unaudited pro forma condensed combined financial information reflect the following:

a.	The elimination of assets and liabilities not assumed in connection with the Acquisition and the related income and expense items. These adjustments include the elimination of rent expense of $16.4 million and $51.3 million for the three months ended March 31, 2025 and the year ended December 31, 2024, respectively, related to real property acquired by the Company.

b.	Recording the preliminary fair value estimate of inventory acquired of $406.1 million adjusted to exclude a last-in, first-out ("LIFO") reserve of $28.1 million. Based on the preliminary fair value estimate, no significant future income statement impact is anticipated related to this fair value adjustment. In addition, the impact of the LIFO reserve within the historical Herb Chambers Dealerships was eliminated from the Unaudited Pro Forma Condensed Combined Statements of Income for the year ended December 31, 2024 and the three months ended March 31, 2025, resulting in a $2.3 million and $0.6 million increase, respectively, to income before taxes.

c.	The preliminary adjustment of $610.0 million to reflect the fair value of real property and leasehold improvements acquired. The estimated fair value of property and equipment is expected to be depreciated over their estimated useful lives as shown below. Depreciation expense of $4.4 million and $17.5 million for the three months ended March 31, 2025 and the year ended December 31, 2024, respectively, was recorded using the adjusted fair values and is reflected in the Unaudited Pro Forma Condensed Combined Statements of Income.

The asset classes and estimated useful lives are summarized below:

Asset Class	Estimated useful life
Land	N/A
Buildings	10-40 years
Parts and service equipment	5-10 years
Office furniture and equipment	3-10 years
Company vehicles and other transportation equipment	3-5 years
Construction in progress	N/A

d.	The preliminary adjustment to record the right-of-use assets for the operating leases assumed in the Acquisition was $27.7 million, with corresponding adjustments to the long-term lease liability. In addition, an adjustment to selling, general, and administrative expenses of $1.5 million and $5.9 million for the three months ended March 31, 2025 and the year ended December 31, 2024, respectively, was recorded in the Unaudited Pro Forma Condensed Combined Statements of Income in connection with lease rent expense for the assumed leases.

e.	The recording of $286.8 million of goodwill and $463.2 million of franchise rights acquired. Goodwill represents the excess cost of the Herb Chambers Dealerships over the estimated fair value of the identifiable net assets acquired. Indefinite-lived franchise rights intangible assets represent the Company's rights under franchise agreements with manufacturers, which are recorded at an individual franchise level.

f.	The recording of assumed other current assets and accounts payable and accrued liabilities.

g.	Represents the recording of $2.2 million in additional transaction costs incurred by the Company subsequent to March 31, 2025. These costs will not affect the Company's income statement beyond 12 months after the acquisition date.

h.	Represents an adjustment to income tax expense as a result of the Herb Chambers Dealerships historically being pass-through entities. The income tax rate of 25.6% used in this adjustment is based on the Company's expected blended statutory rate incorporating the Herb Chambers Dealerships.

i.	Elimination of floor plan interest expense associated with floor plan liabilities not assumed.

4. Divestitures

The divestiture adjustments set forth in the unaudited pro forma condensed combined financial information reflect the pending disposal of stores driven by manufacturer requirements arising from the Acquisition.

The Company expects to sell four stores for an estimated $202.6 million to satisfy these manufacturer requirements. As of March 31, 2025, two stores met the criteria to be classified as assets held for sale in the Unaudited Pro Forma Condensed Combined Balance Sheet. The $119.8 million adjustment to assets held for sale relates to these two stores and is inclusive of approximately $86.8 million carrying value of goodwill and franchise rights intangible assets and $22.9 million carrying value of real property. The carrying value of goodwill and franchise rights intangible assets of $6.9 million and of real property of $13.3 million associated with the remaining two stores that did not meet the criteria for assets held for sale as of March 31, 2025 have been adjusted in the Unaudited Pro Forma Condensed Combined Balance Sheet.

The Company estimates a pre-tax gain of $52.8 million as a result of the divestitures of these four dealerships.

The Unaudited Pro Forma Condensed Combined Statements of Income have been adjusted to remove all income and expense items associated with the four stores for the year ended December 31, 2024 and the three months ended March 31, 2025.

5. Financing Adjustments

The financing adjustments set forth in the unaudited pro forma condensed combined financial information reflect the resultant changes in the Company's cash, indebtedness and interest expense that have occurred in conjunction with the Acquisition. As it relates to the financings noted in (j), (k), (l) and (m) below for which interest expense is based on a variable interest rate, a change in the interest rate of 0.125% would result in an increase or decrease in floor plan interest expense of $0.2 million and $0.7 million for the three months ended March 31, 2025 and the year ended December 31, 2024, respectively, and in other interest expense, net of $0.4 million and $1.6 million for the three months ended March 31, 2025 and the year ended December 31, 2024, respectively.The financing adjustments include the following:

j.	Floor plan interest expense of $4.2 million and $16.7 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, related to the $298.4 million financing of new vehicle inventory acquired from the Herb Chambers Dealerships.

k.	Floor plan interest expense of $4.4 million and $17.7 million for the three months ended March 31, 2025 and year ended December 31, 2024, as a result of a $300.0 million drawdown on the Company's Used Vehicle Floor Plan Facility used to finance the transaction.

l.	Other interest expense of $8.8 million and $35.0 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, as a result of borrowings of $546.5 million on the Company's Real Estate Credit Agreement.

m.	Other interest expense of $9.8 million and $39.1 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, as a result of borrowings of $650.0 million on the Company's Revolving Credit Facility.

n.	Represents debt issuance costs of $1.6 million and $5.7 million related to the borrowings on the Revolving Credit Facility and the Real Estate Credit Agreement, respectively. These costs are reflected as a $1.6 million increase to other long-term assets and a $5.7 million offset to the associated Real Estate Credit Agreement liability on the balance sheet. The Company estimates additional floor plan interest expense of $0.1 million and $0.3 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, and other interest expense, net of $0.1 million and $0.6 million for the three months ended March 31, 2025 and year ended December 31, 2024, respectively, related to the amortization of these deferred financing fees.

o.	The balance sheet impact of the financing adjustments described above was a decrease in cash of $46.3 million, an increase in other long-term assets of $1.6 million, a $598.4 million increase in new and used floor plan liabilities, and a $1,190.8 million increase in long term debt related to the Real Estate Credit Agreement and Revolving Credit Facility borrowings.

6. Management's Adjustments

The tables below reflect estimated cost savings consisting of a reduction of executive compensation based on historical amounts reflected in the Herb Chambers Dealerships financial statements and transaction costs incurred by the Company and the Herb Chambers Dealerships directly related to the Herb Chambers Dealerships acquisition.

These items below reflect Management's Adjustments that are, in the opinion of management, deemed necessary for a fair statement of the unaudited pro forma combined financial information presented. The adjustments presented in the table below include forward-looking information subject to safe-harbor protections of the Securities Exchange Act of 1934, and future results may vary to what is presented below.

	For the Three Months Ended March 31, 2025	For the Year Ended December 31, 2024

	(In millions)
Pro forma combined net income	$129.3	$418.3
Management's adjustments:
Executive compensation savings	12.0	65.6
Transaction costs	4.7	—
Income tax expense	(4.3)	(16.8)
Pro forma combined net income after management's adjustments	$141.7	$467.1

	For the Three Months Ended March 31, 2025
	Pro forma combined	Cost savings, net of tax	Pro forma combined, after cost savings
Earnings per share
Basic	$6.60	$0.63	$7.23
Diluted	$6.56	$0.63	$7.19

Weighted average number of shares (in millions)
Basic	19.6		19.6
Diluted	19.7		19.7

	For the Year Ended December 31, 2024
	Pro forma combined	Cost savings, net of tax	Pro forma combined, after cost savings
Earnings per share
Basic	$21.02	$2.45	$23.47
Diluted	$20.92	$2.44	$23.36

Weighted average number of shares (in millions)
Basic	19.9		19.9
Diluted	20.0		20.0